Exhibit 99.1

Playa Hotels & Resorts N.V. Announces Effectiveness of Registration Statement For its Exchange Offer and Consent Solicitation Relating to its Warrants

FAIRFAX, Va., June 13, 2017 – Playa Hotels & Resorts N.V. (NASDAQ: PLYA) (the “Company”) announced today that the Registration Statement filed by the Company with the Securities and Exchange Commission (the “SEC”) registering ordinary shares of the Company (“Ordinary Shares”) issuable as part of the Company’s previously announced exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to certain of its outstanding Warrants (as defined below), has been declared effective by the SEC. As a result, the Company does not expect or intend to extend the expiration date of the Offer, which is set to expire at 11:59 p.m., Eastern Daylight Time, on June 19, 2017, or such later time and date to which the Company may extend (the “Expiration Date”). The Company advises holders of Warrants who intend and are eligible to participate in the Offer to tender their Warrants as soon as possible, in the manner described in the Prospectus/Offer to Exchange included in the Company’s Registration Statement on Form S-4 and related offering materials previously distributed to each holder.

Previously Announced Terms of the Offer and Consent Solicitation

Until the Expiration Date, the Company is offering to holders of its Warrants the opportunity to receive 0.1 of its Ordinary Shares in exchange for each of the outstanding Warrants tendered by the holder and exchanged pursuant to this Offer. The Offer and Consent Solicitation are being made to:

•	All holders of the Company’s publicly traded warrants to purchase Ordinary Shares that were issued in connection with the Company’s business combination between the Company, Pace Holdings Corp. (“Pace”) and Playa Hotels & Resorts B.V. (the Company’s “Predecessor”) completed on March 11, 2017 (the “Business Combination”), which entitle such warrant holders to purchase one-third of one ordinary share for a purchase price of one-third of $11.50, subject to adjustments, referred to as the “Public Warrants.” The Company’s Ordinary Shares and Public Warrants are listed on NASDAQ under the symbols “PLYA” and PLYAW,” respectively. As of June 6, 2017, 45,000,000 Public Warrants were outstanding. Pursuant to the Offer, the Company is offering an aggregate of 4,500,000 of its Ordinary Shares in exchange for the Public Warrants.

•	All holders of certain of the Company’s warrants to purchase Ordinary Shares that were privately issued as consideration in connection with the consummation of the Business Combination based on an exemption from registration under the Securities Act of 1933, as amended, referred to as the “Private Warrants.” The Private Warrants entitle the holders to purchase one-third of one Ordinary Share for a purchase price of one-third of $11.50, subject to adjustments. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by the Company, in each case so long as they are still held by the initial holders or their affiliates. The Public Warrants and Private Warrants are referred to collectively as the “Warrants.” The Private Warrants were issued to TPG Pace Sponsor, LLC, the former sponsor of Pace (“Pace Sponsor”), and the former shareholders of the Company’s Predecessor as consideration in the Business Combination. As of June 6, 2017, 22,000,000 Private Warrants were outstanding. Pursuant to the Offer, the Company is offering up to an aggregate of 2,200,000 of our Ordinary Shares in exchange for the Private Warrants.

Concurrently with the Offer, the Company is also soliciting consents from holders of the Warrants to amend (the “Warrant Amendment”) the warrant agreement that governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into 0.09 Ordinary Shares, which is a ratio 10% less than the ratio applicable to the Offer. Pursuant to the terms of the warrant agreement, the consent of holders of at least 65% of the outstanding Warrants is required to approve the Warrant Amendment, with the Public Warrant holders and Private Warrant holders voting together. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding Warrants.

The Exchange Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Daylight Time, on June 19, 2017, or such later and time and date to which the Company may extend, as described in the Schedule TO and Prospectus/Offer to Exchange included in the Registration Statement on Form S-4. Tendered Warrants may be

withdrawn by holders at any time prior to the Expiration Date. The Company’s obligation to complete the Offer and Consent Solicitation is not conditioned on the tender of a minimum amount of Warrants. Subject to applicable law, the Company may amend, extend or terminate the Offer and Consent Solicitation at any time.

Playa Hotels & Resorts N.V. (Playa) is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns a portfolio consisting of 13 resorts (6,142-rooms) located in Mexico, the Dominican Republic and Jamaica. Playa owns and manages Hyatt Zilara and Hyatt Ziva Cancun, Hyatt Zilara Rose Hall and Hyatt Ziva Rose Hall in Jamaica, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. The Company also owns and operates three resorts under Playa’s brands, THE Royal and Gran Resorts, as well as five resorts in Mexico and the Dominican Republic that are managed by a third party.

Forward looking statements

This press release contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-4, filed with the SEC on June 6, 2017, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).